Calculation of Filing Fee Tables
S-8
BRANDYWINE REALTY TRUST
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares of Beneficial Interest, par value $0.01 per share	Other	7,000,000	$ 3.22	$ 22,540,000.00	0.0001381	$ 3,112.77
Total Offering Amounts:						$ 22,540,000.00		$ 3,112.77
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,112.77
Offering Note
[1]	Consists of common shares of beneficial interest, par value $0.01 per share ("Common Shares") of Brandywine Realty Trust (the "Registrant") reserved for issuance under the Brandywine Realty Trust 2023 Long-Term Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional Common Shares of the Registrant that become issuable under the Plan by reason of any future share dividend, share split, recapitalization, or similar event or change that increases the number of the Registrant's outstanding Common Shares. Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Company's Common Stock, as reported on the New York Stock Exchange on June 16, 2026 (rounded to the nearest cent).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources